Exhibit 10.11

PREMIER, INC.
ANNUAL INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE June 15, 2018

ARTICLE 1.  PLAN AMENDMENT AND RESTATEMENT; PURPOSE

1.1.
Amendment and Restatement.  Premier, Inc., a Delaware corporation (the “Company”), hereby amends and restates its annual incentive compensation plan, which is known as the Premier, Inc. Annual Incentive Compensation Plan (the “Plan”), originally established effective July 1, 1996 for selected Employees.

1.2.
Purpose.  The purpose of the Plan is to maximize the success of the Company and the Premier Group by providing significant financial incentive opportunities to eligible Employees, to assist in attracting and retaining employees of superior abilities, and to further align the interests and objectives of Participants with those of the Company and the Premier Group.

ARTICLE 2.  DEFINITIONS

2.1.	Definitions. Whenever used herein the following terms shall have their respective meanings as set forth below:

(a)	“Administrator” means the Employee(s) of the Company designated from time to time by the Committee to perform those duties specified in the Plan.

(b)	“Award” shall have the meaning set forth in Section 7.2.

(c)
“Change in Control” shall have the meaning set forth in Section 13.3 (or subsequent applicable sections, if and as later amended) of the Premier, Inc. 2013 Equity Incentive Plan, as it may be established, modified, amended, restated, or replaced from time to time.

(d)	“Code” shall have the meaning set forth in Section 8.2.

(e)	“Code Section 409A” shall have the meaning set forth in Section 11.12.

(f)	“Committee” means the Compensation Committee of the Board of Directors of the Company.

(g)	“Company” means Premier, Inc.

(h)
“Disability” means a determination of disability with respect to a Participant under the long-term disability plan maintained by the Participant’s Premier Group employer.  If, at any time during the period that this Plan is in operation, the applicable entity of the Premier Group does not maintain a long-term disability plan, “Disability” shall mean a physical or mental condition that, in the judgment of the Administrator, permanently prevents a Participant from performing the essential functions of the Participant’s job duties with the Premier Group or such other position or job that is made available to the Participant within the Premier Group and for which the Participant is qualified by reason of education, training and experience, with or without reasonable accommodation.  In making such determination, the Administrator may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates.  In addition, the Participant upon request by the Administrator must submit such medical evidence, records and examination data to the Administrator regarding any Disability as is reasonably necessary for the Administrator to evaluate the same, to be treated as confidential as required by law.  The Administrator shall make all determinations and resolve any disputes regarding Disability in its sole discretion, and any decision of the Administrator concerning the same will be binding on all parties.

(i)
“Earnings” for a Participant that is an exempt Employee (as designated by Premier in accordance with applicable law) means a Participant’s annual base salary from the Participant’s Premier Group employer measured as of the last day of the Plan Year (June 30) or, if sooner, the Participant’s last day of eligibility under the Plan during the Plan Year, in each case excluding all other pay elements (including, but not limited to bonus payments, commissions, incentive compensation, deferred compensation payments, stock options, profit sharing, dividends, benefits, severance pay, vacation payout, expense reimbursements, miscellaneous allowances or any other compensation). For a Participant that is an exempt Employee who does not participate in the Plan for the full Plan Year (pursuant to Article 4), Earnings means the Participant’s annual base salary described in the preceding sentence calculated on a pro rata basis based upon the number of days during which the Participant actually participated in the Plan during the Plan Year divided by 365. “Earnings” for a Participant that is an nonexempt Employee (as designated by Premier in accordance with

Exhibit 10.11

applicable law) means a Participant’s annual base salary and overtime pay earned and paid during the Plan Year (measured as of the last day of the Plan Year (June 30)) plus compensation related to sick days used and vacation days used during the Plan Year.

(j)
“Employee” shall means any person designated as an employee of the Premier Group on the payroll records thereof, but excluding any person designated by Premier as an intern, temporary worker or contractor.

(k)	“Exchange Act” means the Securities Exchange Act of 1934 and all regulations issued thereunder and any successors thereto.

(l)	“Goals and Performance Standards” shall have the meaning set forth in Section 5.1.

(m)	“Participant” means any individual designated to participate in the Plan pursuant to Article 4.

(n)	“Performance Standard Achievement” shall have the meaning set forth in Section 7.1.

(o)	“Plan Year” means the twelve-month period beginning July 1 through June 30.

(p)	“Premier Group” means the Company and/or those affiliates, subsidiaries or managed entities which the Company permits to participate in the Plan, as designated from time to time by the Committee.

(q)	“Recoupment Policy” shall have the meaning set forth in Section 8.3.

(r)	“Retirement” means the Participant’s voluntary resignation from the Premier Group on or after attaining age 59 ½ or age 55 with 5 or more years of service.

(s)	“Stretch” means the level of achievement in which the highest payout for Goals and Performance Standards will be made.

(t)	“Target” means 100% achievement of the Goals and Performance Standards.

(u)	“Target Award Opportunity” shall have the meaning set forth in Section 6.1.

(v)	“Termination of Employment” means the separation or end of the Participant’s employment with any and all members of the Premier Group for any reason.

(w)	“Threshold” means the minimum level of achievement that must be attained for Goals and Performance Standards before a Plan Award is potentially earned.

ARTICLE 3.  ADMINISTRATION

3.1.
Committee.  The Committee shall have general responsibility for the administration of the Plan according to the terms and provisions of the Plan and shall have all the powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power and authority:

(a)	To make rules and regulations for the administration of the Plan;

(b)	To construe all terms, provisions, conditions and limitations of the Plan;

(c)	To correct any defects, supply any omissions or reconcile any inconsistencies that may appear in the Plan in the manner and to the extent deemed expedient;

(d)
To determine all controversies relating to the administration of the Plan, including, but not limited to, differences of opinion that may arise among the Premier Group or the Administrator and the Participants;

(e)	To resolve any questions necessary to promote the uniform administration of the Plan; and

(f)	To amend the Plan or terminate the Plan pursuant to Article 10.

3.2.
Administrator.  The Administrator shall have responsibility for the day-to-day operation of the Plan.  The Administrator shall make initial determinations regarding administration of the Plan, including, but not limited to, differences of opinion that may arise among the Premier Group and matters relating to Participant eligibility and incentive payments under the Plan.  The foregoing notwithstanding, the Administrator also shall have responsibility for those decisions or actions specifically set forth in the provisions of this Plan.

3.3.
Discretion.  The Committee or the Administrator, in exercising any power or authority granted under this Plan, or in making any determination under this Plan, shall perform or refrain from performing those acts in its sole and absolute discretion and judgment.  Any decision made by the Committee, or any refraining to act or any act taken by the Committee, shall be final and binding on all parties.

3.4.
Liability and Indemnification.  The Committee or the Administrator shall not be liable for any act done or any determination made in good faith.  The Company and the Premier Group shall, to the fullest extent permitted by law, indemnify and hold the Committee, its members and the Administrator harmless from any and all claims, causes of action, damages and expenses (including reasonable attorneys’ fees and expenses) incurred by the

Exhibit 10.11

Committee, its members, and the Administrator in connection with or otherwise related to service in such capacity.

ARTICLE 4.  PLAN PARTICIPATION

4.1.
Participation.  All Employees of the Premier Group shall participate in the Plan, except that an individual who becomes an Employee of the Premier Group on or after April 1 of the Plan Year shall not begin participating in the Plan until the next Plan Year.  An individual who becomes an Employee of the Premier Group after the start of the Plan Year and before April 1 shall enter the Plan immediately and a Target Award Opportunity shall be established and communicated to such Employee as soon as administratively practicable. Notwithstanding the foregoing, anyone employed by a member of the Premier Group who receives an annual cash incentive award opportunity under the Premier, Inc. Equity Incentive Plan (or its successor) for a fiscal year shall not be eligible to earn an annual incentive under the Plan for such fiscal year. Employees must have three full months of participation in the Plan during the Plan Year to participate in the Plan.

4.2.
Term of Participation.  A Participant’s participation in the Plan shall continue until the earlier to occur of: (a) the Participant’s Termination of Employment, or (b) termination of the Plan as provided in Article 10.

ARTICLE 5.  GOALS AND PERFORMANCE STANDARDS

5.1.
Goals and Performance Standards.  The Chief Executive Officer of the Company or other appropriate senior executives of the Premier Group shall recommend to the Committee: (a) Plan Year goals, and (b) performance standards that will be used to determine the degree to which the goals have been achieved (“Goals and Performance Standards”).  Threshold, Target and Stretch Performance Standards shall be established for each Goal.  The Goals and Performance Standards shall be measurable as of the conclusion of the Plan Year.

5.2.	Committee Approval. The Committee will review, and will approve or modify as it deems appropriate, the recommendations for Goals and Performance Standards as provided by Section 5.1.

ARTICLE 6.  AWARD OPPORTUNITY

6.1.
Target Award Opportunity.  For each Plan Year, the Chief Executive Officer of the Company or other appropriate senior executives of the Premier Group shall establish a Target award opportunity for each Participant (the “Target Award Opportunity”).  The Target Award Opportunity shall be expressed as a percent of a Participant’s Earnings for the Plan Year.  Each Target Award Opportunity may consist of several components, including without limitation:

•	Company Goals

•	Departmental/Unit Goals

•	Individual Goals

•	Goals at the discretion of the Chief Executive Officer or other appropriate senior executives
The sum of all components will equal the total Target Award Opportunity.  Each component of the total Target Award Opportunity shall be weighted such that the total weighting will equal 100%. The Committee shall establish the Target Award Opportunity for any senior executives who are Participants in the Plan.

6.2.
Participant Notification.  The Administrator shall notify each Participant of the Participant’s Target Award Opportunity for the Plan Year as soon as practicable following the establishment of such Target Award Opportunity.

ARTICLE 7.  AWARD DETERMINATION

7.1.
Performance Review.  Within 90 days of the conclusion of the Plan Year, the Committee shall review and approve the performance of the Premier Group in achieving the Goals and Performance Standards for the Plan.  The Administrator shall make a determination of the Award percentage for each Participant based on total, aggregate Goals and Performance Standard achievement approved by the Committee (“Performance Standard Achievement”) utilizing the following:

Exhibit 10.11

Performance Standard Achievement	Award Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Stretch	150%

In determining Performance Standard Achievement, the Committee may, in its sole and absolute discretion, eliminate from earnings of the Premier Group those extraordinary gains or losses of an abnormal or non-recurring nature, which in their judgment, should be excluded.  This may, therefore, exclude items such as sale of capital assets, approved acquisition- or disposition-related adjustments, share repurchases, changes in accounting methods, tax adjustments, adjustments to earning for unrealized foreign exchange gains or losses, and approved restructuring expense or similar items.  It is intended that any goal established under the Plan that is based on income of the Premier Group will be determined using an income calculation that takes into consideration an expense accrual for the Plan Awards.
Actual Plan Awards will equal, exceed or fall below Target levels based on the extent of Performance Standard Achievement.
If Performance Standard Achievement is determined to be between Threshold and Target or between Target and Stretch, the Administrator shall determine the appropriate Award percentage by interpolation within the ranges shown in this Section 7.1 above.

7.2.
Award Calculation.  The Administrator shall calculate a Participant’s award under the Plan (the “Award”) applying the following formula: the Award percentage, as described in Section 7.1 above, multiplied by the Target Award Opportunity, multiplied by the Participant’s Earnings for the Plan Year.  For example, if the Award percentage is 110% and a Participant has a Target Award Opportunity of 10% and Plan Year Earnings of $100,000, the Participant’s Award would be $11,000.

ARTICLE 8.  AWARD PAYMENT

8.1.
Payment and Timing.  Awards shall be paid in cash by the Company on or about the September 15th immediately following the end of the Company's fiscal year in which they were earned, but in no event later than the next following March 15th (or such later date as is permitted under Internal Revenue Service regulations or guidance with respect to qualifying the awards under the short-term deferral exception under Treasury Regulation Section 1.409A-1(b)(4)).  No Awards shall be increased with interest due to a delayed payment.  A Participant who is employed on the last business day of the Plan Year or who qualifies for a pro rata payment under Section 9.1 of the Plan need not be employed by the Premier Group on the date that payment of the Award is actually made.

8.2.
Deferral of Payment.  Notwithstanding any other provision of the Plan, a Participant’s Award shall not be paid in cash to the extent that the Participant has entered into a deferral agreement, an employment agreement or such other agreement with the Company or another member of the Premier Group which agreement specifically provides for the deferral of an Award otherwise payable under the Plan and which agreement is drafted and operated to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

8.3.
Recoupment Policy.  A Participant’s eligibility to participate in, receive Awards under, and rights to payment pursuant to this Plan is conditioned upon the Participant’s being subject to any compensation recovery policy that may be adopted from time to time by the Company or any subsidiary of the Company (a “Recoupment Policy”) and all amounts payable pursuant to this Plan shall be subject to the Recoupment Policy.

ARTICLE 9.  TERMINATION EVENTS

9.1.
Termination Due to Death, Disability, Retirement or a Change in Control.  In the event a Participant’s employment with the Premier Group terminates or ends at any point in time before or after the end of the Plan Year as a result of a Participant’s: (a) death, Disability or Retirement, or (b) resignation occurring within two years following a Change in Control, the Participant (or the Participant’s estate in the event of the Participant’s death) shall be entitled to a payment under Article 7 on a pro rata basis as determined by the Administrator.

Exhibit 10.11

9.2.
Other Termination Events.  In the event a Participant’s employment terminates or ends at any point in time before the last business day of the Plan Year for any reason other than the Participant’s: (a) death, Disability or Retirement, or (b) resignation occurring within two years following a Change in Control, the Participant’s participation in the Plan shall immediately terminate, and the Participant shall forfeit all rights under the Plan, including the right to receive any Award or any payment of all or a portion of any Award.

ARTICLE 10.  AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

10.1.
Right to Amend, Suspend or Terminate Plan.  The Committee reserves the right at any time to amend, modify, suspend or terminate the Plan for any reason and without the consent of the Administrator, the Participants or any other person.

10.2.	Notice. Notice of any amendment, modification, suspension or termination of the Plan shall be given by the Committee to the Administrator and to all Participants.

ARTICLE 11.  GENERAL PROVISIONS REGARDING PLAN ADMINISTRATION

11.1.
Limitation of Rights.  The granting of any rights to a Participant under the provisions of the Plan represent only a discretionary, contingent right to receive compensation.  Accordingly, nothing in this Plan shall be construed:

(a)	To limit in any way the right of the Premier Group to terminate a Participant’s employment at any time for any reason;

(b)
To evidence any agreement or understanding, express or implied, that the Premier Group will employ a Participant in any particular capacity for any particular term or for any particular remuneration; or

(c)	To grant any right to, or interest in, either express or implied, any equity position or ownership in the Premier Group.
Moreover, no Participants shall have any right or interest, whether vested or otherwise, in the Plan or in any Award unless and until all of the terms, conditions, and provisions of the Plan and the guidelines have been complied with and an Award has been paid.

11.2.
Alienation.  No benefit provided by this Plan shall be transferable by the Participant except on the Participant’s death, as provided in this Plan.  No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge.  Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan shall be void.  No right or benefit under this Plan shall, in any manner, be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to the right or benefit.  If any Participant becomes bankrupt or attempts to anticipate, alienate, assign, pledge, sell, encumber or charge any right or benefit under this Plan, then the right or benefit shall, in the discretion of the Administrator, cease.  In that event, the Company may hold or apply the right or benefit, or any part of the right or benefit, for the benefit of the Participant, his or her spouse, children, or dependents, the beneficiary or any of them, in the manner or in the proportion that the Administrator shall deem proper, in its sole discretion, but it shall not be required to do so.

11.3.
Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant, or beneficiary thereof, to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan prior to making any payments hereunder.

11.4.
Unfunded Plan.  The Plan shall be unfunded.  Premier Group shall not be required to segregate or earmark any cash, or other assets and property in connection with the Plan.  The Premier Group, the Committee and the Administrator shall not have any fiduciary responsibility to any Employee or Participant in connection with this Plan.  In addition, the Premier Group shall not be deemed to be a trustee of any amounts to be paid to a Participant.  Any liability of the Premier Group to pay any Participant with respect to a potential Plan Award shall be based solely upon any obligations created pursuant to the provisions of the Plan; and no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Premier Group.  However, the Premier Group shall have the discretion at any time to segregate such assets that may be represented by an Award.  Such assets will at all times remain the property of the Premier Group.  Moreover, any Participants and their beneficiaries shall at all times be merely unsecured creditors of the Company.

11.5.	Plan Document Governs. In the event of a conflict between any other written or oral statements and this Plan document, the provisions of this Plan document shall govern.

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11.6.	Governing Law. The construction and operation of this Plan are governed by the laws, rules, and judicial decisions of the State of Delaware, except as superseded by federal law.

11.7.	Headings. All headings in the Plan are for reference only and not to be utilized in construing the Plan.

11.8.	Gender. Unless clearly appropriate, all nouns of whatever gender refer indifferently to persons of any gender.

11.9.	Singular and Plural. Unless clearly inappropriate, singular terms refer also the plural and vice versa.

11.10.
Severability.  Every provision of this Plan is severable from every other provision of this Plan.  Thus, if any part of the provisions contained in this Plan document is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal or incapable of being enforced, then such covenant or provision (with such modification as shall be required in order to render such covenant or provision not invalid, illegal or incapable of being enforced) shall remain in full force and effect, and all other covenants and provisions contained in this Plan document shall, nevertheless, remain in full force and effect to the fullest extent permitted by law, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

11.11.
Waiver of Breach.  Waiver by the Committee, the Administrator or the Premier Group of any provision of this Plan shall not operate or be construed as a waiver of any other provision of this Plan or any other future breach of the provisions so waived.

11.12.	Code Section 409A.

(a)
The Plan is intended to be exempt from the requirements of Section 409A of the Code and the rules, regulations and other guidance promulgated thereunder (“Code Section 409A”) and shall be construed and interpreted in such a manner consistent with said intent.

(b)
Notwithstanding the foregoing, in the event any portion of the Plan is determined to involve the deferral of compensation or the payment of “nonqualified deferred compensation” (as such term is described in Code Section 409A), such portion of the Plan shall be interpreted to comply with Code Section 409A, and each provision that conflicts with such requirements shall be neither valid nor enforceable.  The Committee may amend any such portion of the Plan determined to be subject to the requirements of Code Section 409A to the extent required to comply with Code Section 409A, as the Committee may determine to be necessary or appropriate.

(c)
Notwithstanding anything to the contrary in this Section 11.12, in no event whatsoever shall any member of the Premier Group be liable for any additional tax, interest or penalties that may be imposed on a Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(d)
The following provisions shall apply upon a “separation from service” (as defined by Code Section 409A) on or after the date that any stock of the Company (or its parent) becomes publicly traded on an established securities market or otherwise.  If the Participant is deemed on the date of such a separation from service to be a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B) and determined using any identification methodology and procedure selected by the Company (or its parent) from time to time, or if none, the default methodology and procedure specified under Code Section 409A), then any amounts that are considered “nonqualified deferred compensation” (within the meaning of that term under Code Section 409A) payable as a result of the Participant’s separation from service shall not be paid prior to the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such separation from service of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Participant in a lump sum, and any remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.  In determining whether a Participant is subject to the delay hereinabove described, the transitional rules of Treasury Regulation § 1.409A-1(i)(6) shall be applied.”

ARTICLE 12.  EFFECTIVE DATE

12.1.	Effective Date. The Plan as amended and restated shall become effective as of June 15, 2018.